EXHIBIT 4.5(a)

Dated January 31, 2006

Millennium Inorganic Chemicals Limited

Receivables Purchase Agreement

arranged by

Banc of America Securities LLC

CMS Cameron McKenna LLP

Mitre House

160 Aldersgate Street

London EC1A 4DD

T +44(0)20 7367 3000

F +44(0)20 7367 2000

Table of Contents

1.	INTERPRETATION	1
	Definitions	1
	Construction of certain terms	2
	Legal nature of sale transaction	2

2.	THE RECEIVABLES PURCHASE FACILITY	2
	The Receivables Purchase Facility	2
	Purpose	2
	Obligations Several	2
	Rights Several	3

3.	CONDITIONS PRECEDENT	3
	Documents and evidence	3
	General condition precedent	3
	Waiver of conditions precedent	3

4.	ASSIGNMENT AND VESTING OF RECEIVABLES	3
	Assignment and vesting of title	3
	Transfer Instruments	3
	Legal assignments	4
	Receivables Purchaser’s beneficial ownership	4
	Italian Receivables	4
	French Receivables	5
	Power of attorney	5
	Collection Accounts Declaration of Trust	5

5.	PAYMENT AND FUNDING OF PURCHASE PRICE	5
	Payment of Purchase Price	5
	Available RP Facility	7
	No Payment of Initial Consideration after an Event of Default	7
	Asset Shortfall	7
	Facility Adjustment Notices	7

6.	NON-VESTING RECEIVABLES	9

7.	FUNDING OF PURCHASE PRICE; CAPITAL	9
	Participation by RP Funders	9
	Payments to RP Funders	10
	Status of Participations	10
	Performance by Receivables Purchaser conditional	11
	Payments administration	11
	Withholding	12

8.	DISCOUNT CHARGE	12
	Discount Charge	12
	Selection of Settlement Periods	14
	Maximum Number of Settlement Periods	14

9.	MARKET DISRUPTION	14
	Circumstances	14
	Applicable Discount Rate	15
	Review of Circumstances	15
	Distribution of Discount Charge	15

10.	RECOURSE	15
	Recourse	15

11.	REMITTANCES, PAYMENTS AND TAXES	17
	Collection Accounts	17
	Currency of Account and Payment	17
	Payments to the Agent	18
	Payments by the Agent	18
	Payments due on non-business days	18
	Refunding of Payments	18
	No set-off or counterclaim	19
	Currency adjustments	19
	Impracticable to make payments	19

12.	RECEIVABLES PURCHASER’S OBLIGATIONS AND DECISIONS; COMPANY’S LIABILITY UNDER SALE CONTRACTS	19
	Receivables Purchaser not obliged to make enquiry; Company’s liability under Sale Contracts	19
	Receivables Purchaser not providing credit references	20

13.	CANCELLATION	20
	Cancellation of Total RP Commitments	20
	Cancellation of Individual RP Funders	20
	Notices of cancellation	20

14.	ILLEGALITY	21
	Consequences of Illegality	21
	Mitigation of Adverse Circumstances	21

15.	COSTS AND EXPENSES	22

16.	REPRESENTATIONS AND WARRANTIES	22

17.	SETTLEMENTS CONDITIONAL	23

18.	SET-OFF	23

19.	PRO RATA SHARING	23
	Sharing Payments	23
	Redistribution of payments	24
	Recovering RP Funder’s rights	24
	Reversal of redistribution	24
	Exceptions	24

20.	ASSIGNMENTS AND TRANSFERS	25
	Benefit of Agreement	25
	Assignments and Transfers by the Company	25
	Assignment by the Receivables Purchaser	25
	Assignments and Transfers by RP Funders	25
	Transfer Certificate	26
	Acceptance and Delivery of Transfer Certificates	27
	Reliance on Transfer Certificates	27
	Register of Assignments, Transfers and Fees	27
	Change of Facility Office	28
	Increased Payments following Assignment or Transfer	28

21.	CONFIDENTIALITY; DISCLOSURE OF INFORMATION	28

22.	TERM AND TERMINATION	29
	Expiry of Agreement	29
	Right to Terminate	29
	Effect of Termination	29

23.	THE ARRANGER	30

24.	GOVERNING LAW	30

SCHEDULE 1		31

	RP Funders and Commitments	31

SCHEDULE 2		32

	Form of Company Advice	32

SCHEDULE 3		34

	Form of Transfer Certificate	34

SCHEDULE 4		37

	Form of Power of Attorney	37

SCHEDULE 5		39

	Form of Facility Adjustment Notice	39

THIS AGREEMENT is dated     January 2006 and made between:

(1)	MILLENNIUM INORGANIC CHEMICALS LIMITED;

(2)	BANC OF AMERICA SECURITIES LLC as Arranger;

(3)	BANK OF AMERICA, N.A. as Agent of the Receivables Purchaser and the RP Funders;

(4)	BANK OF AMERICA, N.A. as Receivables Purchaser; and

(5)	THE BANKS AND FINANCIAL INSTITUTIONS named in Schedule 1 as Original RP Funders.

IT IS AGREED as follows:

1.	INTERPRETATION

Definitions

1.1	Save as otherwise provided in this Agreement, unless the context otherwise requires, terms used in this Agreement shall have the meanings given to them in the common terms deed of even date with this Agreement and made between, among others, the parties to this Agreement (the “Common Terms Deed”).

1.2	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“Dutch Receivables”: Eligible Receivables which are governed, whether by virtue of an express choice of law or by virtue of the application of applicable principles of law, by Dutch law;

“Foreign Receivables”: Eligible Receivables, not being Dutch Receivables, French Receivables, German Receivables or Italian Receivables which are governed, whether by virtue of an express choice of law or by virtue of the application of applicable principles of law, by a law other than English law and with respect to which the Account Debtor maintains its registered office or principal place of business outside the United Kingdom;

“French Receivables”: Eligible Receivables which are governed, whether by virtue of an express choice of law or by virtue of the application of applicable principles of law, by French law;

“German Receivables”: Eligible Receivables which are governed, whether by virtue of an express choice of law or by virtue of the application of applicable principles of law, by German law;

“Italian Receivables”: Eligible Receivables which are:

(a)	either (1) existing at the Closing Date or (2) arise out of a contract entered into within 24 months from the Closing Date and come into existence after the Closing Date but prior to the Termination Date; and

(b)	governed, whether by virtue of an express choice of law or by virtue of the application of applicable principles of law, by Italian law or governed, whether by virtue of an express choice of law or by virtue of the application of applicable principles of law, by English law but with respect to which the Account Debtor maintains its registered office in Italy;

“Non-English Receivables”: collectively, Dutch Receivables, Foreign Receivables, French Receivables, German Receivables and Italian Receivables;

“Transfer Instrument”: in relation to any Non-English Receivable, an instrument of transfer in the form set out in the relevant Exhibit referred to in Clause 4.2 (Transfer Instruments).

Construction of certain terms

1.3	The principles of construction set out in clauses 1.2 to 1.9 (inclusive) (Construction) of the Common Terms Deed shall apply in relation to this Agreement as if the same had been set out in full, mutatis mutandis, in this Agreement.

Legal nature of sale transaction

1.4	The purchase of Receivables contemplated by this Agreement constitutes, and is intended to constitute, a sale for English law purposes regardless of the requirements of Applicable GAAP or the accounting treatment adopted by the Company in recording such sale in its Financial Statements and Management Accounts. Any provision to the contrary, express or implied, in any Finance Document shall accordingly be disregarded.

2.	THE RECEIVABLES PURCHASE FACILITY

The Receivables Purchase Facility

2.1	Subject to the terms and conditions of this Agreement and the Common Terms Deed, the Receivables Purchaser shall make available to the Company this receivables purchase facility in an amount of €60,000,000 and the RP Funders shall participate in the funding of this receivables purchase facility.

Purpose

2.2	The Receivables Purchase Facility is to be applied to meet the Company’s general working capital purposes provided that none of the Agent, the Security Trustee or any of the RP Funders shall be obliged to concern itself with the application of amounts raised by the Company under this Agreement.

Obligations Several

2.3	The obligations of each RP Funder under this Agreement are several. The failure by any RP Funder to perform its obligations under this Agreement shall not affect the obligations of the Company towards any other party to this Agreement nor shall any such other party be liable for the failure by such RP Funder to perform its obligations.

Rights Several

2.4	The rights of each RP Funder are several. The amount at any time of the liability of the Company to any party under this Agreement shall be a separate and independent debt from the amount owing to any other party.

3.	CONDITIONS PRECEDENT

Documents and evidence

3.1	No Receivables will be purchased by the Receivables Purchaser under this Agreement until the Agent shall have issued the CP Satisfaction Notice.

General condition precedent

3.2	The Receivables Purchaser shall be entitled to refuse to pay Initial Consideration in respect of Receivables Notified by the Company in a Company Advice or, as the case may be, in relation to a Facility Adjustment Notice if a Default shall have occurred and is continuing or would occur if that Initial Consideration were to be paid.

Waiver of conditions precedent

3.3	The conditions precedent specified in Clauses 3.1 (Documents and evidence) and 3.2 (General condition precedent) are inserted solely for the benefit of the Receivables Purchaser and may be waived in writing (but not otherwise) with or without conditions by the Receivables Purchaser.

4.	ASSIGNMENT AND VESTING OF RECEIVABLES

Assignment and vesting of title

4.1	On and with effect from the date (the “First Purchase Date”) on which the first Company Advice is delivered by the Company to the Agent the Company hereby agrees to assign all present and future Receivables absolutely to the Receivables Purchaser. The ownership of each Receivable existing at the First Purchase Date shall accordingly vest in the Receivables Purchaser upon the First Purchase Date and the ownership of any Receivable arising after the First Purchase Date shall vest in the Receivables Purchaser automatically upon such Receivable coming into existence. Upon a Receivable vesting in the Receivables Purchaser the Ancillary Rights relating to such Receivable shall also automatically vest in the Receivables Purchaser. For the avoidance of doubt the Receivables Purchaser agrees that no notice of any such assignment will be given to Account Debtors unless an Event of Default occurs.

Transfer Instruments

4.2	To the extent that the provisions of Clause 4.1 do not vest title in the Receivables Purchaser to a Non-English Receivable which would be recognised in the jurisdiction in which the Account Debtor of such Non-English Receivable maintains its registered office or principal place of business, the Company shall, at the time of delivery of the Company Advice in which such Non-English Receivable is Notified, execute and deliver to the Receivables

Purchaser a Transfer Instrument in relation to such Non-English Receivable. The Transfer Instrument in respect of:

4.2.1	any Dutch Receivables shall be in the form or substantially in the form of Exhibit A to this Agreement;

4.2.2	any French Receivables shall be in the form or substantially in the form of Exhibit B to this Agreement;

4.2.3	any German Receivables shall be in the form or substantially in the form of Exhibit C to this Agreement; and

4.2.4	any Italian Receivables shall be in the form or substantially in the form of Exhibit D to this Agreement.

Legal assignments

4.3	Upon or at any time after the occurrence of an Event of Default which is continuing, MIC-UK will, at its own expense, execute and deliver to the Agent, a legal assignment in favour of the Receivables Purchaser in such form as the Receivables Purchaser may reasonably require, of MIC-UK’s title to all Receivables (other than Non-Vesting Receivables and any Non-English Receivables title to which has been transferred to the Receivables Purchaser in accordance with Clause 4.2 (Transfer Instruments) and their Ancillary Rights. The Receivables Purchaser shall be entitled to give notice of such assignment to the Account Debtors.

Receivables Purchaser’s beneficial ownership

4.4	The Company acknowledges that, on and with effect from the First Purchase Date, the Receivables and their Ancillary Rights are beneficially owned by the Receivables Purchaser.

4.5	The Company shall hold on trust for (or shall procure the holding to the order of) the Receivables Purchaser the originals of each Sale Contract and all Records relating to the Receivables.

4.6	If for any reason whatsoever a Receivable or its Ancillary Rights:

4.6.1	fails or ceases to vest in the Receivables Purchaser in accordance with this Agreement or under a Transfer Instrument executed pursuant to Clause 4.2 (Transfer Instruments) or an assignment executed pursuant to Clause 4.3 (Legal Assignments); and

4.6.2	is not or ceases to be effectively charged by the Floating Charge,

the Company hereby declares that it holds and will hold such Receivable and/or its Ancillary Rights, as the case may be, in trust absolutely for the Receivables Purchaser.

Italian Receivables

4.7	For the avoidance of doubt, the assignment or transfer of Italian Receivables shall be effected by a Transfer Instrument. The parties to this Agreement intend that Law 52/1991 of Italy applies to the sale of the Italian Receivables and any provision to the contrary in this Agreement shall be disregarded.

4.8	The Company undertakes to execute and deliver to the Receivables Purchaser on or before each of the second and fourth anniversaries of the Closing Date a further Transfer Instrument. All Italian Receivables will be deemed to be Ineligible Receivables if the Company fails to execute and deliver either of such Transfer Instruments at the time required for delivery, but may again be deemed to be Eligible Receivables with effect from the time when the Agent shall have received such a Transfer Instrument duly executed by the Company, together with, if requested by the Agent in good faith, an opinion of Italian counsel to the Agent in terms satisfactory to the Agent confirming that the Receivables Purchaser will, by virtue of such Transfer Instrument, acquire a valid title to Italian Receivables.

French Receivables

4.9	For the avoidance of doubt, the assignment or transfer of French Receivables shall be effected by a Transfer Instrument. The parties intend that Articles L. 313-23 to L. 313-35 of the French Monetary and Financial Code (Code Monétaire et Financier) apply to the sale of the French Receivables and any provision to the contrary in this Agreement shall be disregarded.

Power of attorney

4.10	As security for the performance of its obligations under this Agreement and the Common Terms Deed, the Company agrees to execute and deliver to the Agent on or prior to the Closing Date a power of attorney in the form of Schedule 3 (Form of Power of Attorney).

Collection Accounts Declaration of Trust

4.11	The Company agrees that, pursuant to the Collection Accounts Declaration of Trust, it holds and will hold its rights, titles, powers and interests in and to, and amounts standing to the credit of, the Collection Accounts insofar as they relate to or derive from the Receivables and the Ancillary Rights relating thereto upon trust absolutely for the Receivables Purchaser, being the beneficial owner of such Receivables and Ancillary Rights. In the light of uncertainty as to the extent, if at all, that the Collection Accounts Declaration of Trust may be recognised in the jurisdictions other than the United Kingdom and Belgium in which Collection Accounts are held the Company agrees to execute and deliver to the Agent on or prior to the Closing Date the Bank Account Pledges in respect of such Collection Accounts.

5.	PAYMENT AND FUNDING OF PURCHASE PRICE

Payment of Purchase Price

5.1	The Purchase Price of the Receivables shall, subject to the terms and conditions of this Agreement, be an amount equal to their outstanding principal amount as Notified in the relevant Company Advice less, in relation to Receivables in respect of which Initial Consideration is paid, the Discount Charge. For ease of administration the Discount Charge shall be accrued and paid in accordance with Clause 8 (Discount Charge) rather than deducted from the outstanding principal amount of the Receivables upon payment of the Purchase Price.

5.2	Payment of the Purchase Price shall, subject to the terms and conditions of this Agreement, be made in the following manner:

5.2.1	in the case of Eligible Receivables:

(a)	as to the Initial Consideration, on the date specified for such payment in the relevant Company Advice or, as the case may be, Facility Adjustment Notice, if the following conditions are satisfied, namely:

(i)	(in respect of the amount requested to be paid as Initial Consideration in the relevant Company Advice) not later than 11.00 a.m. on the first business day (where the Discount Charge is to be determined by reference to the Reference Rate) or the third business day (where the Discount Charge is to be determined by reference to LIBOR) immediately prior to the day which is the proposed date for the payment of Initial Consideration or such lesser period as the Agent may agree prior to the proposed date for the making of such payment, the Agent has received from the Company a duly completed Company Advice requesting payment of such Initial Consideration;

(ii)	(in respect of any amount requested to be paid as Initial Consideration in a Facility Adjustment Notice) not later than 11.00 a.m. on the first business day (where the Discount Charge is to be determined by reference to the Reference Rate) or the third business day (where the Discount Charge is to be determined by reference to LIBOR) immediately prior to the day which is the proposed date for the payment of Initial Consideration or such lesser period as the Agent may agree prior to the proposed date for the making of such payment, the Agent has received from the Company a duly completed Facility Adjustment Notice requesting payment of such Initial Consideration;

(iii)	the proposed date for the payment of Initial Consideration is a business day during the Commitment Period;

(iv)	the amount of the proposed payment of Initial Consideration is a minimum amount of €1,000,000 and an integral multiple of €1,000,000 (or in each case if the Initial Consideration is to be denominated in a Foreign Currency such comparable and convenient minimum and integral amounts as the Agent may from time to time specify) complying with the requirements of Clause 5.3; and

(v)	the proposed Settlement Period complies with Clauses 8.7 (Selection of Settlement Periods) and 8.9 (Maximum Number of Settlement Periods);

(b)	as to the Deferred Consideration, as and when sufficient Available Funds may be applied in such payment pursuant to clause 9 (Application of Funds) of the Common Terms Deed;

5.2.2	in the case of an Ineligible Receivable, as and when sufficient Available Funds may be applied in such payment pursuant to clause 9 (Application of Funds) of the Common Terms Deed.

5.3	The Purchase Price for a Receivable, and accordingly the Capital representing Initial Consideration, shall be:

5.3.1	if such currency is euro or a Foreign Currency, an amount in the currency in which the Receivable is denominated as nearly as practicable equal to its Notified Value; or

5.3.2	if such currency is other than euro or a Foreign Currency, an amount which is as nearly as practicable the euro equivalent of its Notified Value as at the date of the Company Advice in which that Receivable is Notified.

5.4	The Company acknowledges that each application of funds to the Company pursuant to clause 9 (Application of Funds) of the Common Terms Deed shall constitute the payment by the Receivables Purchaser of the relevant part of the Purchase Price.

Available RP Facility

5.5	The Receivables Purchaser shall not in any circumstances be obliged to make a payment of Initial Consideration to the Company to the extent that, as a consequence of such payment, an Asset Shortfall would arise.

No Payment of Initial Consideration after an Event of Default

5.6	The Receivables Purchaser will not, and will not be obliged to, pay any Initial Consideration to the Company at any time after the Receivables Purchaser or the Agent shall have become aware of the occurrence of any Event of Default for so long as the same is continuing.

Asset Shortfall

5.7	If at any time there is an Asset Shortfall the Company shall, unless it is reduced to zero pursuant to an application of Available Funds in accordance with clause 9 (Application of Funds) of the Common Terms Deed within two business days after such Asset Shortfall arose, immediately refund an amount of Initial Consideration equal to the amount of such Asset Shortfall to the Receivables Purchaser.

Facility Adjustment Notices

5.8	The Company may, by giving the Agent not less than one business day’s notice (where the Discount Charge is to be determined by reference to the Reference Rate) or three business days’ notice (where the Discount Charge is to be determined by reference to LIBOR) in the form of a duly completed Facility Adjustment Notice and subject to the conditions set out in Clause 5.8:

5.8.1	refund all or part of the Initial Consideration previously paid to the Company; or

5.8.2	request a further instalment of Purchase Price by way of a further payment of Initial Consideration (and a consequent increase in Capital).

5.9	The conditions for the making of a refund or the making of a further payment of Initial Consideration pursuant to a Facility Adjustment Notice are as follows:

5.9.1	the amount to be refunded by the Company pursuant to a Facility Adjustment Notice (an “IC Refund Amount”) shall be not less than €1,000,000 or, if more, an integral multiple of €1,000,000 or, if less, an amount equal to Capital (or in each case if the Initial Consideration to be refunded is denominated in a Foreign Currency such comparable and convenient minimum and integral amounts as the Agent may from time to time specify);

5.9.2	the amount to be paid to the Company pursuant to a Facility Adjustment Notice shall be not less than €1,000,000 or, if more, an integral multiple of €1,000,000 (or in each case if the further Initial Consideration to be paid is denominated in a Foreign Currency such comparable and convenient minimum and integral amounts as the Agent may from time to time specify) but in no event an amount greater than an amount equal to the Available RP Facility at the relevant time;

5.9.3	the Company shall, on the date on which any IC Refund Amount is paid by it, pay to the Agent for the account of the Receivables Purchaser, an amount equal to the accrued Discount Charge on the IC Refund Amount calculated to that date together with any amount payable under this Clause 5.9.

5.10	Other than in the case of any IC Refund Amount in relation to which Discount Charge is calculated by reference to Reference Rate, where such IC Refund Amount is to be paid by the Company pursuant to a Facility Adjustment Notice on a date other than the last day of the then current Settlement Period for which the Discount Charge is being determined the Company shall, on the date on which the IC Refund Amount is paid by it, pay to the Agent for the account of the Receivables Purchaser an amount equal to the amount by which the additional Discount Charge which would have been payable under this Agreement on the IC Refund Amount had it been paid on the last day of such Settlement Period exceeds the amount of interest which, in the opinion of the Agent acting reasonably and in good faith, would have been payable on the last day of that Settlement Period in respect of a euro deposit of an amount equal to, and denominated in the same currency as, the IC Refund Amount with a prime bank in London for a period starting on the second business day following the date of receipt of such IC Refund Amount and ending on the last day of that Settlement Period.

5.11	The payment by the Company of an IC Refund Amount shall (if and to the extent that there is an Asset Surplus and there are sufficient Available Funds available for application in making such payment having regard to the provisions of clause 9 (Application of Funds) of the Common Terms Deed) be made by an application of Available Funds pursuant to clause 9

(Application of Funds) of the Common Terms Deed, failing which such IC Refund Amount shall be settled by way of a cash payment by the Company to the Agent for the account of the Receivables Purchaser.

5.12	A Facility Adjustment Notice shall be irrevocable and the Company shall be obliged to pay the IC Refund Amount or, as the case may be, accept the additional Initial Consideration specified in it.

6.	NON-VESTING RECEIVABLES

6.1	If for any reason the Receivables Purchaser does not become the owner of a Receivable and/or its Ancillary Rights (a “Non-Vesting Receivable”) purported to have been assigned pursuant to this Agreement, whether by reason of a restriction on assignment affecting that Receivable and/or any other legal inhibition applicable under the laws by which that Receivable is governed or otherwise, the Company will, at its own expense, take all commercially reasonable steps as may be permissible under the relevant law governing such Non-Vesting Receivable to vest title to such Non-Vesting Receivable in the Receivables Purchaser free from all Encumbrances.

6.2	If the Company is unable, or fails, to comply with the requirements of Clause 6.1 in relation to a Non-Vesting Receivable which is an Eligible Receivable within three business days of the earlier of (a) the date upon which a Responsible Officer of the Company becomes aware of such inability or failure or (b) the date upon which the Agent has notified the Company of such inability or failure, such Non-Vesting Receivable shall thereupon be deemed to be an Ineligible Receivable

6.3	Clause 6.2 shall not apply, in relation to a Non-Vesting Receivable which is a Dutch Receivable, unless and for so long as the Receivables Purchaser remains satisfied, based on advice from its legal advisers, that the declaration of trust contained in Clause 4.5 (Receivables Purchaser’s beneficial ownership) would be regarded by a Dutch court as being effective in relation to such Non-Vesting Receivable in the event of the insolvency of the Company.

7.	FUNDING OF PURCHASE PRICE; CAPITAL

Participation by RP Funders

7.1

7.1.1	Participation: The Receivables Purchaser hereby grants to each RP Funder a participation in each payment of Initial Consideration and, in consequence, in the Capital in an amount equal to its Participating Proportion of the amount of such payment of Initial Consideration or, as the case may be, the Capital and each RP Funder hereby accepts such participation. Subject to the provisions of this Clause 7 (Funding of Purchase Price; Capital), the Receivables Purchaser is hereby irrevocably authorised by the RP Funders to make payments of Initial Consideration (but in any event not to exceed the Available RP Facility) to the Company in accordance with the terms and conditions of this Agreement.

7.1.2	Settlement: Notwithstanding the agreement of the RP Funders in Clause 7.1.1 (Participation), the Receivables Purchaser and the RP Funders agree (which agreement shall not be for the benefit of or enforceable by the Company) that in order to facilitate the administration of this Agreement, settlement of amounts payable in respect of the RP Funders’ participations shall take place on a periodic basis on such date or dates as the Agent may specify by written notice to the RP Funders. On receipt of any such notice each RP Funder shall make available to the Agent, for the account of the Receivables Purchaser, an amount equal to its Participating Proportion of the Capital outstanding as specified in such notice in immediately available funds to such account of the Agent as the Agent may designate, not later than 2.00 p.m. on the proposed settlement date (which shall be not less than three business days following the date of such notice).

7.1.3	Default Interest on participations: If any such amount is not made available to the Agent by any RP Funder on such settlement date, such RP Funder shall pay such amount to the Agent, for the account of the Receivables Purchaser, on demand together with interest thereon from such settlement date to the date of actual payment calculated at a rate per annum determined in accordance with clause 12.3 (Default Interest Rates) of the Common Terms Deed.

Payments to RP Funders

7.2	Subject to compliance by a RP Funder with its payment obligations under Clause 7.1.2 (Settlement) the Receivables Purchaser shall, upon applying any amount received by it from the Company or pursuant to an application of funds under clause 9 (Application of Funds) of the Common Terms Deed in respect of Discount Charge, repayment of Capital or otherwise in respect of the Receivables Purchase Facility, promptly pay to the Agent for distribution to that RP Funder:

7.2.1	if that amount is received or applied in respect of Capital, an amount equal to the RP Funder’s Participating Proportion of the amount so received or applied by the Receivables Purchaser;

7.2.2	if that amount is received or applied in satisfaction of Discount Charge, an amount equal to the RP Funder’s Participating Proportion of the Discount Charge so received or applied by the Receivables Purchaser; and

7.2.3	if that amount is received or applied in respect of any default interest, commission, fees or any other amount relating to the Receivables Purchase Facility (except any underwriting, arrangement or other non-recurring fees), an amount equal to the RP Funder’s Participating Proportion of the amount so received or applied by the Receivables Purchaser.

Status of Participations

7.3	No assignment of rights etc.; no proprietary interest: The Receivables Purchaser does not transfer or assign to any RP Funder any rights or obligations under this Agreement or any other Finance Document and no RP Funder will, by virtue of its participation, have any proprietary interest in the Receivables or Ancillary Rights or in any moneys received by the Receivables Purchaser under clause 9 (Application of Funds) of the Common Terms Deed in respect of Discount Charge, repayment of Capital or otherwise in respect of the Receivables Purchase Facility.

7.4	Debtor and creditor relationship: The relationship between the Receivables Purchaser and the RP Funders is that of debtor and creditor with the right of the RP Funders to receive moneys from the Receivables Purchaser restricted to the extent of an amount equal to the relevant portion of any moneys received by the Receivables Purchaser from the Company under or pursuant to the Receivables Purchase Facility.

7.5	No subrogation by RP Funders or direct rights against Company: None of the RP Funders shall be subrogated to or substituted in respect of the Receivables Purchaser’s claims by virtue of any payment by it under Clause 7.1.2 (Settlement) and the RP Funders shall have no direct contractual relationship with or rights against the Company or any other Obligor in respect of Initial Consideration, Capital or otherwise in respect of the Receivables Purchase Facility or any obligation to the Company or any other Obligor in respect of Initial Consideration, Capital or otherwise in respect of the Receivables Purchase Facility.

7.6	Exoneration: Nothing in this Agreement shall:

7.6.1	constitute, or be construed so as to constitute, the Receivables Purchaser as agent, fiduciary or trustee for the RP Funders;

7.6.2	oblige the Receivables Purchaser or the Agent to enquire as to the occurrence or otherwise of a Default or Event of Default;

7.6.3	oblige the Receivables Purchaser to exercise any rights of set-off it may have against the Company or any other Obligor.

Performance by Receivables Purchaser conditional

7.7	Performance of the Receivables Purchaser’s obligations to the RP Funders under this Agreement shall be subject to its obligations to the Company under this Agreement.

7.8	The Company acknowledges and agrees that performance of the Receivables Purchaser’s obligations under this Agreement is conditional on the performance by the RP Funders of their respective participation obligations to the Receivables Purchaser under this Clause 7 (Funding of Purchase Price; Capital). Accordingly, if and to the extent that any RP Funder fails for any reason to provide to the Receivables Purchaser, in accordance with its obligations under Clause 7.1.2 (Settlement), such RP Funder’s Participating Proportion of any payment of Initial Consideration or other amount required to be paid by the Receivables Purchaser to the Company under this Agreement that payment of Initial Consideration or other amount shall, notwithstanding anything to the contrary expressed or implied in this Agreement, be reduced by an amount equal to that RP Funder’s Participating Proportion of it. In such circumstances the Receivables Purchaser agrees with the Company that it will exercise its rights under this Clause 7 (Funding of Purchase Price; Capital) to enforce payment of the relevant RP Funder’s Participating Proportion of such Initial Consideration or other amount concerned.

Payments administration

7.9	Payments through the Agent: All payments by the Receivables Purchaser to a RP Funder under this Agreement shall be made through the Agent for the account of that RP Funder designated in writing by it to the Agent by not less than five business days before the due date for payment.

7.10	Currency and funds: Subject to Clause 7.11 (Payments in same funds as received), payments to the RP Funders shall be made in the currency in which the amount is denominated for value on the due date at such times and in such funds as are customary at the time for settlement of transactions in that currency in the place of payment.

7.11	Payments in same funds as received: Where the Receivables Purchaser’s obligation to make a payment to the RP Funders under this Agreement arises from receipt or recovery of an amount from the Company (whether directly or by virtue of a payment received pursuant to clause 9 (Application of Funds) of the Common Terms Deed), the Receivables Purchaser shall make the payment in the currency and funds in which those moneys were so received or recovered and, if that currency is not the currency of the country where the designated account of a RP Funder is located, it shall be made to the account of that RP Funder in the principal financial centre of the country of that currency specified by that RP Funder.

Withholding

7.12	Payments to RP Funders net of deductions and withholdings: All payments by the Receivables Purchaser to the RP Funders under this Agreement shall be made net of any deduction or withholding required to be made from such payments by any law, regulation or practice. If any such deduction or withholding is made from a payment to a RP Funder, that RP Funder shall bear the risk of such deduction or withholding and shall be deemed to have received the amount that it would have received if such deduction or withholding had not been made. The provisions of this Clause 7.12 are without prejudice to the obligations of the Company under clause 3 (Taxes) of the Common Terms Deed.

7.13	Payments by RP Funders free of deductions and withholdings: All payments by the RP Funders to the Receivables Purchaser under this Agreement shall be made free and clear of any deduction or withholding unless such deduction or withholding is required to be made by any law, regulation or practice. If any such deduction or withholding is made or is required to be made the affected RP Funder shall increase the amount to be paid to the Receivables Purchaser to ensure that the Receivables Purchaser receives and retains a sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

7.14	Mitigation: The Receivables Purchaser and the RP Funders shall use their reasonable endeavours to avoid any obligation to make any deduction or withholding as is referred to in Clauses 7.12 (Payments to RP Funders net of deductions and withholdings) and 7.13 (Payments by RP Funders free of deductions and withholdings).

8.	DISCOUNT CHARGE

Discount Charge

8.1	Accrual and payment: The Discount Charge shall accrue from day to day, be calculated at the Discount Rate on the Capital at close of business on each day and be paid, unless paid earlier in connection with a refund of Initial Consideration pursuant to a Facility Adjustment Notice:

8.1.1	in the case of any part of Capital in relation to which Discount Charge is being calculated by reference to Reference Rate, on the last day of each Management Accounting Period; and

8.1.2	in the case of any part of Capital in relation to which Discount Charge is to be calculated by reference to LIBOR, on the last day of each Settlement Period (and if the Settlement Period is more than three months, on the dates falling at three monthly intervals after the first day of such Settlement Period and on the last day of such Settlement Period).

8.2	Currency of payment: The payment of the Discount Charge shall be made in the currency in which the relevant part of Capital is denominated by way of a cash payment made by the Company to the Agent for the account of the Receivables Purchaser, as contemplated by Clause 5.1 (Payment of Purchase Price) or, as the case may be, Clause 5.10 (Facility Adjustment Notices).

8.3	LIBOR election: The Company may, upon irrevocable written notice to the Agent in accordance with Clause 8.4, at any time while Capital exceeds €1,000,000 elect, as of any business day, in the case of any part of Capital in relation to which Discount Charge is being calculated by reference to Reference Rate, that Discount Charge should be calculated by reference to LIBOR in relation to an amount of Capital which is not less than €1,000,000 or a greater amount which is an integral multiple of €100,000 (or in each case if the relevant part of the Capital is denominated in a Foreign Currency such comparable and convenient minimum and integral amounts as the Agent may from time to time specify). In the absence of any such notice the Discount Charge shall be calculated by reference to the Reference Rate.

8.4	Election notices: If the Discount Charge in respect of any part of Capital is to be calculated by reference to LIBOR for any Settlement Period pursuant to Clause 8.3, the Company shall deliver a notice to be received by the Agent not later than 11.00 a.m. on the third business day immediately prior to the proposed date of conversion specifying:

8.4.1	the proposed date of such election;

8.4.2	the aggregate amount of Capital in respect of which Discount Charge is to be determined by reference to LIBOR;

8.4.3	the Settlement Period to apply from such date.

8.5	Failure to select: If upon the payment of any Initial Consideration or upon the expiry of any Settlement Period in respect of which Discount Charge is to be determined by reference to LIBOR, the Company has failed to select a new Settlement Period to be applicable thereto or if any Event of Default then exists, the Company shall be deemed to have elected for the Discount Charge to be calculated by reference to the Reference Rate as of the expiry date of such Settlement Period.

8.6	No LIBOR election while Event of Default is continuing: While an Event of Default is continuing, the Company may not elect to have Discount Charge calculated by reference to LIBOR.

Selection of Settlement Periods

8.7	Save as otherwise provided in this Agreement, the duration of each Settlement Period relating to any part of Capital in respect of which the Discount Charge is to be determined by reference to LIBOR shall be one, two, three, six or nine months (or such other period as the Agent may agree) ending on or before the Termination Date and be selected by the Company in the latest Company Advice or, as the case may be, in a Facility Adjustment Notice or an election notice under Clause 8.4 (Election notices).

8.8	If the Company fails to select a Settlement Period the relevant Settlement Period will be one month.

Maximum Number of Settlement Periods

8.9	The Company may not select a Settlement Period in respect of any part of Capital in respect of which the Discount Charge is to be determined by reference to LIBOR of such a duration that there shall at any time be more than five LIBOR funding periods inexistence at the same time, for which purpose a “LIBOR funding period” means either an Interest Period for a LIBOR Revolving Loan or a Settlement Period in relation to which the Discount Charge is being determined by reference to LIBOR.

9.	MARKET DISRUPTION

Circumstances

9.1	If at or about 11.00 a.m. on the Quotation Date for a Settlement Period the Agent (in consultation with the RP Funders) determines it is not possible by reason of circumstances affecting the London Interbank Market generally

9.1.1	to determine LIBOR in accordance with its definition; or

9.1.2	for the RP Funders to obtain requisite matching deposits in the required currency in the London Interbank Market at the relevant time to fund their respective shares during such Settlement Period; or

9.1.3	for RP Funders having Participating Proportions aggregating at least 33 1/3 per cent. to obtain such deposits for such period at a cost less than or equal to the rate offered to the Agent in accordance with the definition of LIBOR, then the Agent shall forthwith notify the Company and the RP Funders and notwithstanding the provisions of Clause 8.7 (Selection of Settlement Periods) or 8.4 (Election notices), the Settlement Period and the amount of Discount Charge payable in respect of that Settlement Period shall be determined in accordance with the following provisions of this Clause 9 (Market Disruption).

Applicable Discount Rate

9.2	If Clause 9.1 (Circumstances) applies the duration of the relevant Settlement Period shall be one month or, if less, such that it shall end on the Termination Date and the Discount Rate applicable during that Settlement Period shall be the rate per annum which is the sum of:

9.2.1	the Applicable Margin;

9.2.2	the Mandatory Cost, if any; and

9.2.3	the rate determined by the Agent (and notified to the Company) to be that which expresses as a percentage rate per annum the weighted average of the cost to each of the RP Funders of funding its share of Capital during such Settlement Period from whatever sources and in whatever manner each such RP Funder may reasonably select.

Review of Circumstances

9.3	So long as any alternative basis for the calculation of interest as provided in Clause 9.2 (Applicable Discount Rate) is in force the Agent shall from time to time review whether or not the circumstances referred to in Clause 9.1 (Circumstances) still prevail with a view to returning to the normal provisions of this Agreement relating to the determination of the Discount Rate.

Distribution of Discount Charge

9.4	Discount Charge during a Settlement Period calculated at the rates specified in Clause 9.2 (Applicable Discount Rate) shall be distributed by the Agent to the RP Funders in proportion to the amounts which represent the cost to each RP Funder of funding its Participating Proportion of Capital during such Settlement Period provided that any such Discount Charge which is attributable to the Applicable Margin shall be distributed by the Agent to the RP Funders in proportion to their Participating Proportions of Capital.

10.	RECOURSE

Recourse

10.1	Without prejudice to any other provision of this Agreement, if:

10.1.1	a Receivable included in the Eligible Pool Balance in a Company Advice:

(a)	is determined to have been an Ineligible Receivable at the time of its inclusion; or

(b)	is, at the time of its inclusion, a Non-Vesting Receivable or an Eligible Receivable but subsequently becomes an Ineligible Receivable (otherwise than solely by reason of any of the matters referred to in Clause 10.1.2(a), (b) or (c)); or

10.1.2	the amount paid or payable in respect of any Receivable which has been included in the calculation of a payment for the purposes of Clause 5 (Payment and funding of

Purchase Price) is reduced (otherwise than by a Remittance) after the date on which such Receivable is Notified in a Company Advice by reason of:

(a)	any set-off or counterclaim;

(b)	any cancellation or rebate;

(c)	any other matter (including a default by, or the insolvency of, the Account Debtor),

then:

(i)	(in the case of Clause 10.1.1) the Eligible Pool Balance will, if not already so reduced, be reduced in the next Company Advice by an amount equal to the Notified Value of the relevant Receivable or, as the case may be, an amount equal to such part of such Notified Value as shall have caused the relevant Receivable to cease to be an Ineligible Receivable (where the Receivable is partly an Eligible Receivable) unless, in any case, the relevant Receivable shall have again become an Eligible Receivable;

(ii)	(in the case of Clause 10.1.2) the Company shall nevertheless for the purposes of this Agreement be treated as having been paid and having retained the amount of such reduction.

10.2	If any amounts arising from a Receivable which is purported to be the subject of a payment by the Receivables Purchaser pursuant to the terms of this Agreement shall have been collected in whole or in part prior to the time of such payment, then the portion of such amounts which shall have been so collected shall be treated for the purposes of this Agreement as having been collected by the Company immediately following such payment.

10.3	Subject to Clause 10.5, the Company shall, no later than close of business on the last day of the first Settlement Period following the first Company Advice delivered after such determination shall have been made or the Receivable shall have become an Ineligible Receivable or such reduction shall have occurred, pay an amount (“Recourse Amount”) equal to:

(i)	(in the case of Clause 10.1.1) the amount of Capital which is fairly attributable to the relevant Receivable, for which purpose Capital shall be treated as attributable to Receivables in the proportion which the aggregate amount of Capital bears to the Eligible Pool Balance at the time of the calculation; or

(ii)	(in the case of Clause 10.1.2) an amount equal to the amount of each such reduction,

in each case to the credit of the Master Collection Account.

10.4	Where a Recourse Amount is to be paid by the Company on a date other than the last day of a Settlement Period for which the Discount Charge is being determined by reference to LIBOR the Company shall, on the date on which the Recourse Amount is paid by it, pay to the Agent for the account of the Receivables Purchaser an amount equal to the amount by which the additional Discount Charge which would have been payable under this Agreement on the Recourse Amount had it been paid on the last day of such Settlement Period exceeds the amount of interest which, in the opinion of the Agent acting reasonably and in good faith, would have been payable on the last day of that Settlement Period in respect of a euro deposit of an amount equal to the Recourse Amount with a prime bank in London for a period starting on the second business day following the date of receipt of such Recourse Amount and ending on the last day of that Settlement Period.

10.5	The payment by the Company of a Recourse Amount shall, if and to the extent that the following conditions are met, namely:

(a)	there is an Asset Surplus; and

(b)	there are sufficient Available Funds available for application to make the payments set out in clauses 9.1.1 to 9.1.4 (inclusive) or clauses 9.2.1 to 9.2.4 (inclusive) of the Common Terms Deed, as the case may be, having regard to the provisions of clause 9 (Application of Funds) of the Common Terms Deed, be made by deeming an amount equal to such Recourse Amount to be Available Funds, and setting off the obligation to make the payment of the Recourse Amount pursuant to Clause 10.3 against the amount payable to MIC-UK pursuant to clauses 9.1.5 or 9.2.5 (as the case may be) of the Common Terms Deed. If the conditions set out in (a) and (b) above are not met, then such Recourse Amount shall be settled by way of a cash payment by the Company to the Agent for the account of the Receivables Purchaser.

11.	REMITTANCES, PAYMENTS AND TAXES

Collection Accounts

11.1	The Company shall instruct all Account Debtors to pay all Remittances into the relevant Collection Account. If any Remittance is received by the Company otherwise than being credited direct to the relevant Collection Account, the Company shall hold such Remittance on trust for the Receivables Purchaser and will, promptly after becoming aware of the same, pay it or cause it to be paid into the Master Collection Account or such other account as the Agent directs and will not, for the avoidance of any doubt, negotiate such Remittance or pay it into any other account. After the occurrence of an Event of Default which is continuing, the Agent may give notice to any person of its ownership interest in the relevant Remittance.

Currency of Account and Payment

11.2	The currency of account and payment for all sums at any time due from the Company under or in connection with this Agreement (including damages) shall be euro provided that any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

Payments to the Agent

11.3	On each date on which this Agreement requires an amount to be paid to the Agent, the Company or, as the case may be, the Receivables Purchaser or relevant RP Funder shall make the same available to the Agent:

11.3.1	where such amount is denominated in euro, by payment in euro and in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial centre in such participating member state or in London as the Agent may from time to time specify for this purpose;

11.3.2	where such amount is denominated in sterling, by payment in sterling and in same day funds (or in such other funds as may for the time being be customary in London for the settlement in London of banking transactions in sterling) to the Agent at Bank of America, N.A., 5 Canada Square, London, E14 5AQ, sort code 16-50-50, Attn: Loans Service (or as the Agent may otherwise specify for this purpose); or

11.3.3	where such amount is denominated in a Foreign Currency, by payment in such Foreign Currency and in immediately available, freely transferable, cleared funds to such account with such bank in the principal financial centre of the country of such Foreign Currency as the Agent may specify for this purpose.

Payments by the Agent

11.4	Save as otherwise provided in this Agreement or any other Finance Document, each payment received by the Agent for the account of another person pursuant to Clause 10.3 (Payments to the Agent) shall be made available by the Agent (subject, without any liability therefor, for delays outside the Agent’s control in crediting cleared funds) to such other person (in the case of a RP Funder, for the account of its Facility Office) for value the same day (provided that such payment has been received by the Agent by no later than 12.00 noon) by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment as such person shall have previously notified to the Agent.

Payments due on non-business days

11.5	If any payment of principal, interest, premium or other sum to be made under this Agreement becomes due and payable on a day other than a business day, the due date of payment shall be extended to the next succeeding business day and Discount Charge shall be determined accordingly in respect of such extension (unless that next succeeding business day falls in the following calendar month in which case the due date of payment shall be the immediately preceding business day).

Refunding of Payments

11.6	Where a sum is to be paid to the Agent under this Agreement for account of another person, the Agent shall not be obliged to (but may) make the same available to that other person until it has been able to establish to its satisfaction that it has actually received that sum. If and to the extent that it does so but it proves to be the case that it had not actually received the sum which it paid out, the person to whom the Agent made that sum available shall on request refund it to the Agent together with interest on that sum from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

No set-off or counterclaim

11.7	All payments to be made by the Company under this Agreement shall be made in full, without any set-off or counterclaim whatsoever.

Currency adjustments

11.8	If pursuant to this Agreement any part of Capital is outstanding in a Foreign Currency during a Settlement Period (the “first period”) and is to remain outstanding for a further Settlement Period (the “second period”), the Agent shall determine the equivalent in such Foreign Currency of the Original Euro Amount of such Capital on the third business day before the beginning of the second period. If the equivalent so determined by the Agent falls short of the amount of such Capital by more than 5 per cent. the Company shall pay to the Agent, on the last day of the first period, an amount in the Foreign Currency equal to the shortfall by way of a refund of Initial Consideration.

Impracticable to make payments

11.9	If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for the Company to make any payments under this Agreement in the manner specified in Clause 11.3 (Payments to the Agent), then the Company may agree with the Receivables Purchaser to make alternative arrangements for the payment direct to the Receivables Purchaser of amounts due to the Receivables Purchaser provided that, in the absence of any such agreement with the Receivables Purchaser, the Company shall be obliged to make all payments due to the Receivables Purchaser in the manner specified in this Agreement. Upon reaching such agreement the Company and the Receivables Purchaser shall immediately notify the Agent and shall thereafter promptly notify the Agent of all payments made direct to the Receivables Purchaser.

12.	RECEIVABLES PURCHASER’S OBLIGATIONS AND DECISIONS; COMPANY’S LIABILITY UNDER SALE CONTRACTS

Receivables Purchaser not obliged to make enquiry; Company’s liability under Sale Contracts

12.1	Notwithstanding the assignment of Receivables by the Company to the Receivables Purchaser under this Agreement:

12.1.1	the Receivables Purchaser shall not have any obligation to the Company to make any enquiry as to the nature or sufficiency of any Remittance; and

12.1.2	the Company shall remain liable to perform all its obligations under the Sale Contracts to which it is a party and none of the Receivables Purchaser or any of the RP Funders shall have any obligations of any kind whatsoever in respect of them or be under any liability whatsoever in the event of the Company failing to perform any of its obligations under them.

Receivables Purchaser not providing credit references

12.2	Each of the Company and each RP Funder acknowledges that it is not relying and will not rely on the Receivables Purchaser for any opinion as to the creditworthiness of any Account Debtor.

13.	CANCELLATION

Cancellation of Total RP Commitments

13.1	The Company may, by giving to the Agent not less than 15 days’ prior notice to that effect, permanently cancel the whole or any part (being a minimum amount of €1,000,000 and an integral multiple of €1,000,000) of the Total RP Commitments, provided that on the effective date of cancellation, the amount to be so cancelled does not exceed an amount equal to the difference between the Maximum Credit Line and the Total Outstandings. Any such cancellation shall reduce the RP Commitment of each RP Funder pro rata to its Participating Proportion.

Cancellation of Individual RP Funders

13.2	If the Company becomes obliged to pay an increased amount pursuant to clauses 3.1 (Requirement to Gross-up) or 4 (Increased Costs) of the Common Terms Deed or any RP Funder claims indemnification from the Company under clause 3.2 (Indemnity) or clause 4.1 (Increased Costs and Reduction of Return) of the Common Terms Deed and the Agent receives from the Company at least 15 days’ prior notice of the intention of the Company to cancel such RP Funder’s participation, such RP Funder shall, upon receipt by the Agent of such notice, cease to be obliged to participate in any further payments of Initial Consideration and its RP Commitment shall be permanently cancelled and reduced to zero. The Outstandings of such RP Funder shall be repaid by the Receivables Purchaser in accordance with Clause 7.2 (Payments to RP Funders) as and when Available Funds are distributed to the Agent for payment to the Receivables Purchaser pursuant to clause 9 (Application of Funds) of the Common Terms Deed without premium or penalty. Upon such payment being made to the relevant RP Funder the Capital shall be reduced by an amount equal to the amount so paid.

Notices of cancellation

13.3	Any notice of cancellation given by the Company pursuant to Clause 13.1 (Cancellation of Total RP Commitments) or Clause 13.2 (Cancellation of Individual RP Funders) shall specify the date upon which such cancellation is to take effect and the amount of such cancellation. The Company shall not be entitled to re-instate any RP Commitment so cancelled.

14.	ILLEGALITY

Consequences of Illegality

14.1	If at any time it is unlawful, or contrary to any directive or request of any applicable central bank or other fiscal, monetary or other authority for the Receivables Purchaser to purchase any Receivable or a RP Funder to make, fund or allow to remain outstanding its participation in the Capital under this Agreement, then the Agent shall, promptly after becoming aware of the same, deliver to the Company a certificate to that effect and:

14.1.1	the Receivables Purchaser or, as the case may be, such RP Funder shall not thereafter be obliged to purchase any Receivables or, as the case may be, participate in the Capital under this Agreement and its RP Commitment shall immediately be cancelled and reduced to zero; and

14.1.2	if the Agent on behalf of the Receivables Purchaser or, as the case may be, such RP Funder so requires, the Company shall on such date as the Agent shall have specified (being no earlier than the latest day permissible under the relevant law or regulation) pay to the Agent, for the account of the Receivables Purchaser, an amount sufficient to reduce the Capital to zero or, as the case may be, to enable the Outstandings of such RP Funder to be reduced to zero.

Mitigation of Adverse Circumstances

14.2	If the Receivables Purchaser or a RP Funder claims any additional amounts payable pursuant to clause 3 (Taxes) or clause 4 (Increased Costs) of the Common Terms Deed or exercises its rights under Clause 14.1 (Consequences of Illegality), then the Receivables Purchaser or that RP Funder shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document, including, without limitation, any such certificate or document reasonably requested by the Company, or to change the jurisdiction of its Facility Office or to take other actions (including the filing of certificates or documents) known to it to be available if the making of such a filing or change or the taking of such other action would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of the Receivables Purchaser or such RP Funder, be otherwise disadvantageous to the Receivables Purchaser or such RP Funder.

14.3	If the Receivables Purchaser or any RP Funder shall have delivered a notice or certificate pursuant to clause 3 (Taxes) or clause 4 (Increased Costs) of the Common Terms Deed, the Company shall have the right, at its own expense (which shall include the Agent’s fee referred to in Clause 20.8.2 (Fees)), upon notice to the Agent, to require such RP Funder to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Clause 20 (Assignments and Transfers)) all its interests, rights and obligations under this Agreement to another financial institution approved by the Agent (which approval shall not be unreasonably withheld) which shall assume such obligations (which assignee may be another RP Funder, if that RP Funder accepts such transfer and assignment); provided, however, that (i) no such transfer and assignment shall conflict with any law, rule or regulation or order of any public authority and (ii) the transferee or the Company shall pay to the affected RP Funder in immediately available funds on the date of such transfer and assignment an amount equal to its Participating Proportion of the Capital, accrued Discount Charge, accrued fees and all other amounts accrued for its account or owed to it under this Agreement (including the additional amounts asserted and payable pursuant to clause 3 (Taxes) or clause 4 (Increased Costs) of the Common Terms Deed, if any).

15.	COSTS AND EXPENSES

The Company shall reimburse the Agent promptly on demand for all reasonable and out-of-pocket costs, disbursements, fees and expenses incurred in connection with this Agreement, of:

(a)	obtaining the release of the Receivables from charges, trusts or other Encumbrances other than Permitted Encumbrances or enforcing such release if the Collection Agent has failed to do so;

(b)	assignments or reassignments of the Receivables or relevant Ancillary Rights (other than Transfer Instruments) or giving notices of assignment or reassignment after an Event of Default;

(c)	Transfer Instruments;

(d)	negotiating, taking or giving guarantees or indemnities from or to any person, including a receiver or other insolvency officer after an Event of Default;

(e)	(on a full indemnity basis) any solicitor or agent engaged to collect the Receivables or conduct legal proceedings concerning its Receivables and all legal fees and disbursements payable to any other party to such proceedings after the termination of the appointment of MIC Belgium as Collection Agent;

(f)	dealing with dishonoured Remittances after the termination of the appointment of MIC Belgium as Collection Agent;

(g)	collecting any Remittances in a currency other than euro or a Foreign Currency after the termination of the appointment of MIC Belgium as Collection Agent; and

(h)	collecting Remittances in sterling drawn on a bank outside the United Kingdom after the termination of the appointment of MIC Belgium as Collection Agent.

16.	REPRESENTATIONS AND WARRANTIES

16.1	By including a Receivable in a Company Advice as an Eligible Receivable the Company will be deemed to have represented and warranted to and for the benefit of the Receivables Purchaser as follows:

16.1.1	Right to Assign: the Company has the absolute right to assign the Receivable to the Receivables Purchaser; and

16.1.2	Notified Value: the Notified Value of the Receivable is its face value appearing in the invoice less the amount of any credit note, discount, abatement or any other adjustment which the Company is entitled to make by virtue of the provisions of this Agreement and the Common Terms Deed.

17.	SETTLEMENTS CONDITIONAL

Any release, discharge or settlement between the Company and the Receivables Purchaser shall be conditional upon no disposition or payment to the Receivables Purchaser by the Company or any other person being void, set aside or ordered to be refunded pursuant to any law relating to winding up, administration, receivership or insolvency or for any other reason whatsoever and, if such condition is not fulfilled, the Receivables Purchaser shall be entitled to enforce its rights under this Agreement subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

18.	SET-OFF

The Company authorises the Receivables Purchaser, at any time after an Event of Default has occurred and is continuing, to apply any credit balance to which the Company is then entitled on any account of the Company with the Receivables Purchaser at any of its branches in or towards satisfaction of any sum then due and payable from the Company to the Receivables Purchaser under this Agreement or otherwise. For this purpose the Receivables Purchaser is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Receivables Purchaser shall not be obliged to exercise any right given to it by this Clause 18 (Set-off). The Receivables Purchaser shall notify the Company (giving full details) forthwith upon the exercise or purported exercise of any right of set off. Without limiting the generality of the foregoing the Receivables Purchaser may at any time set off the Relevant Liability against any obligation of the Receivables Purchaser to the Company under or pursuant to this Agreement.

19.	PRO RATA SHARING

Sharing Payments

19.1	If a RP Funder (a “Recovering RP Funder”) receives or recovers any amount in respect of its participation other than in accordance with Clause 7.2 (Payments to RP Funders) and applies that amount to a payment due to it in respect of its participation under this Agreement then:

19.1.1	the Recovering RP Funder shall, within three business days, notify details of the receipt or recovery to the Agent;

19.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering RP Funder would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 7.2 (Payments to RP Funders), without taking account of any tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

19.1.3	the Recovering RP Funder shall, within three business days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering RP Funder as its share of any payment to be made.

Redistribution of payments

19.2	The Agent shall treat the Sharing Payment as if it had been received by the Agent under clause 9 (Application of Funds) of the Common Terms Deed and distribute it between the RP Funders (other than the Recovering RP Funder) in accordance with Clause 7.2 (Payments to RP Funders).

Recovering RP Funder’s rights

19.3

19.3.1	On a distribution by the Agent under Clause 18.2 (Redistribution of payments) the Recovering RP Funder will be subrogated to the rights of the RP Funders which have shared in the redistribution.

19.3.2	If and to the extent that the Recovering RP Funder is not able to rely on its rights under sub-Clause 19.3.1, the Company shall be liable to indemnify the Recovering RP Funder for an amount equal to the Sharing Payment in accordance with clause 15.2 (Indemnity to the Agent) of the Common Terms Deed.

Reversal of redistribution

19.4	If any part of the Sharing Payment received or recovered by a Recovering RP Funder becomes repayable and is repaid by that Recovering RP Funder, then:

19.4.1	each RP Funder which has received a share of the relevant Sharing Payment pursuant to Clause 19.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering RP Funder an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering RP Funder for its proportion of any interest on the Sharing Payment which that Recovering RP Funder is required to pay); and

19.4.2	that Recovering RP Funder’s rights of subrogation in respect of any reimbursement shall be cancelled and the Company will be liable to indemnify the reimbursing RP Funder for the amount so reimbursed.

Exceptions

19.5	A Recovering RP Funder is not obliged to share with any other RP Funder any amount which the Recovering RP Funder has received or recovered as a result of taking legal or arbitration proceedings, if:

19.5.1	it notified that other RP Funder of the legal or arbitration proceedings; and

19.5.2	that other RP Funder had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

20.	ASSIGNMENTS AND TRANSFERS

Benefit of Agreement

20.1	This Agreement shall be binding upon and enure to the benefit of each of the parties to it, any Transferee which becomes a party to it pursuant to a Transfer Certificate and each of their respective permitted successors and assigns.

Assignments and Transfers by the Company

20.2	The Company shall not be entitled to assign or transfer all or any of its rights or obligations under this Agreement.

Assignment by the Receivables Purchaser

20.3	The Receivables Purchaser may at any time by giving written notice thereof to the RP Funders and the Company assign and transfer all, but not part only, of its rights and obligations under this Agreement to another bank or financial institution (an “Assignee”) approved for this purpose by an Instructing Group. If no Assignee shall have been so approved by an Instructing Group, and shall have accepted such assignment, within 30 days after the Receivables Purchaser’s giving of notice of its intention to assign, then the Receivables Purchaser may designate an Assignee, selected from among the RP Funders. In either case, prior to such assignment the Receivables Purchaser shall, unless an Event of Default has occurred and is continuing, have first obtained the consent the Company (which consent shall not be unreasonably withheld). Upon the assignment taking effect, the Assignee shall succeed to, and become vested with, all the rights, powers, privileges and duties of the assigning Receivables Purchaser, and the assigning Receivables Purchaser shall be discharged from its duties and obligations under this Agreement and the other Finance Documents. After such assignment, the assigning Receivables Purchaser shall continue to have the benefit of clause 15 (Costs, Expenses, Stamp Duties and Indemnities) of the Common Terms Deed and Clause 15 (Costs and Expenses) as to any actions taken or omitted to be taken by it while it was Receivables Purchaser.

Assignments and Transfers by RP Funders

20.4

20.4.1	Each RP Funder may assign all or a portion of its rights and obligations under this Agreement; provided, however, that (i) in the case of any assignment by any RP Funder that is not assigning pursuant thereto all of its rights and obligations under this Agreement the amount of the RP Commitment (determined as of the date of the applicable Transfer Certificate) being assigned pursuant to each such assignment shall be at least €5,000,000 or any smaller amount agreed upon by the Agent and the Company) and (ii) except in the case of an assignment by a RP Funder to an Affiliate of such RP Funder or to another RP Funder, the consent of the Agent and, unless an Event of Default has occurred and is continuing, the Company (such consent not to be unreasonably withheld) shall first have been obtained.

20.4.2	Any RP Funder may, in connection with any assignment or proposed assignment pursuant to this Clause 20.4 (Assignments and Transfers by RP Funders), disclose to the assignee or proposed assignee any information relating to the Company or any other MIC Company or any Subsidiary furnished to the RP Funders by or on behalf of the Company, such other MIC Company or such Subsidiary, as applicable; provided that, prior to any such disclosure, each such assignee or proposed assignee shall execute an agreement whereby such assignee or proposed assignee shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Company, the other MIC Companies and any Subsidiary received from the Agent or the RP Funders.

20.4.3	If any RP Funder assigns all or any of its rights under this Agreement in accordance with sub-clause 20.4.1 then, unless and until the assignee has agreed with the Agent, the Receivables Purchaser and the other RP Funders that it shall be under the same obligations towards each of them as it would have been under if it had been a party to this Agreement, the Agent, the Receivables Purchaser and the other RP Funders shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been a party to this Agreement.

Transfer Certificate

20.5	If any RP Funder wishes to transfer all or any of its rights and obligations under this Agreement in respect of the whole or any part of its participation in respect of the Capital as contemplated in Clause 20.4 (Assignments and Transfers by RP Funders), then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate. Subject to Clause 20.6 (Acceptance and Delivery of Transfer Certificates), the Agent shall, on receipt of such certificate, countersign it and subject to the terms of that Transfer Certificate and on the date specified in that Transfer Certificate:

20.5.1	the Company, the Receivables Purchaser and the relevant RP Funder shall, to the extent provided in such Transfer Certificate, each be released from further obligations to each other under this Agreement and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 20 (Assignments and Transfers) as “discharged rights and obligations”);

20.5.2	the Company, the Receivables Purchaser and the Transferee party to the relevant Transfer Certificate shall each assume obligations towards, and acquire rights from, each other which differ from the discharged rights and obligations only insofar as the Company, the Receivables Purchaser and the Transferee have assumed and acquired the same in place of the Company, the Receivables Purchaser and that RP Funder;

20.5.3	the Transferee and the other parties to this Agreement shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement as a RP Funder with the rights and obligations acquired or assumed by it as a result of such transfer (and, to that extent, the transferor RP Funder and such other parties shall each be released from further obligations to each other).

Acceptance and Delivery of Transfer Certificates

20.6

20.6.1	The Agent shall not be obliged to accept a Transfer Certificate unless the RP Funder delivering that Transfer Certificate has also, in its capacity as a Lender, delivered to the Agent a duly signed and dated transfer certificate (as provided for in the Revolving Credit Agreement) in connection with the Revolving Credit Agreement in form and substance satisfactory to the Agent and the Receivables Purchaser pursuant to which the Transferee agrees, amongst other things, to become a Lender under the Revolving Credit Agreement with an Inventory Commitment of an amount which bears the same proportion to the aggregate Inventory Commitments of all the Lenders as the proportion which the RP Commitment to be assumed by the Transferee under the Transfer Certificate bears to the aggregate RP Commitments of all the RP Funders.

20.6.2	Subject to Clause 20.6.1 the Agent shall promptly deliver a copy of any Transfer Certificate received by it to the Receivables Purchaser and the Company.

Reliance on Transfer Certificates

20.7	The Agent shall be fully entitled to rely on any Transfer Certificate delivered to it in accordance with the provisions of this Clause 20 (Assignments and Transfers) which is complete and regular on its face as regards its contents and purportedly signed on behalf of the RP Funder and the Transferee and shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in good faith in accordance with any such Transfer Certificate.

Register of Assignments, Transfers and Fees

20.8

20.8.1	Register: The Agent shall (on behalf of the Receivables Purchaser and the RP Funders) maintain at its address for the service of notices as specified in clause 22 (Notices) of the Common Terms Deed a register in which the Agent shall, as soon as practicable following the date of this Agreement and thereafter on each business day following receipt by it of any Transfer Certificate duly completed in accordance with the provisions of this Clause 20 (Assignments and Transfers) or any certificate signed on behalf of a RP Funder assigning any of its rights under this Agreement and the person to whom such rights are to be assigned (so long as the provisions of Clause 20.3 (Assignments and Transfers by RP Funders) have been complied with) and in each such case incorporating the administrative details of the Transferee or assignee, record (where appropriate in place of the corresponding details relating to the transferor or assigning RP Funder) the names, interests and administrative details from time to time of the RP Funders having rights and/or obligations under this Agreement. The Agent shall make the register available for inspection by any party to this Agreement during normal banking hours upon receipt by the Agent of reasonable prior notice to that effect.

20.8.2	Fees: On the date upon which the transfer or assignment takes effect in accordance with the terms of this Agreement and, as the case may be, any Transfer Certificate or assignment documents, the Transferee named in the Transfer Certificate or the relevant assignee shall pay to the Agent for its own account a transfer fee of €3,500.

Change of Facility Office

20.9	Any RP Funder may at any time change its Facility Office in relation to its RP Commitment and/or Outstandings by notifying the Agent of the address and fax details of such new Facility Office in accordance with clause 22 (Notices) of the Common Terms Deed.

Increased Payments following Assignment or Transfer

20.10	If at the time of, or immediately after, any assignment or transfer by a RP Funder or any change in its Facility Office, circumstances are such that the Company would be obliged to pay to an assignee, Transferee (or, in the case of a change of Facility Office, the relevant Lender) under clauses 3 (Taxes) or 4 (Increased Costs) of the Common Terms Deed any sum in excess of the sum (if any) which it would have been obliged to pay to that RP Funder under the relevant clause in the absence of that assignment, transfer or change, the Company shall not be obliged to pay that excess.

21.	CONFIDENTIALITY; DISCLOSURE OF INFORMATION

21.1	Each of the Agent, the Receivables Purchaser and the RP Funders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a)	to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b)	to the extent required or requested by any regulatory authority;

(c)	to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(d)	to any other party to this Agreement or the Common Terms Deed;

(e)	in connection with the exercise of any remedies under any Finance Document or any suit, action or proceeding relating to any Finance Document or the enforcement of rights thereunder;

(f)	subject to obtaining a written agreement containing provisions substantially the same as those of this Clause 21.1 from the intended recipient of such Information, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement;

(g)	with the consent of the Company;

(h)	to the extent such Information:

(i)	becomes publicly available other than as a result of a breach of this Clause 21.1; or

(ii)	becomes available to the Agent, the Receivables Purchaser or a RP Funder on a non-confidential basis from a source other than the Company or any other MIC Company or the Parent;

(i)	to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to such contractual counterparty’s professional advisor) so long as the recipient of such Information agrees to be bound by the provisions of this Clause 21.1.

21.2	For the purposes of Clause 21.1, “Information” means all information received from the MIC Companies relating to the MIC Companies and their Affiliates or their respective businesses, other than any such information that is available to the Agent, the Receivables Purchaser or a RP Funder on a non-confidential basis prior to disclosure by any MIC Company. Any person required to maintain the confidentiality of Information as provided in Clause 21.1 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

22.	TERM AND TERMINATION

Expiry of Agreement

22.1	This Agreement shall expire on the Termination Date unless earlier terminated in accordance with the terms of this Agreement.

Right to Terminate

22.2	The Company may terminate this Agreement at any time prior to the Termination Date if it gives the Agent not less than 60 days’ prior written notice of termination.

Effect of Termination

22.3	Upon the effective date of termination of this Agreement for any reason whatsoever, the Company shall repurchase all Receivables which have been purchased by the Receivables Purchaser but which remain outstanding, all unpaid accrued Discount Charge, fees and any other sum then payable under this Agreement shall become immediately due and payable and the RP Commitment of each RP Funder shall be reduced to zero. Notwithstanding the termination of this Agreement, until all such sums are paid in full, the Agent, the Receivables Purchaser and the RP Funders shall retain all their rights and remedies under this Agreement and under all other Finance Documents.

23.	THE ARRANGER

The Company acknowledges that the Arranger has no duties or obligations to it whatsoever under or pursuant to or in connection with this Agreement or any transactions entered into pursuant thereto.

24.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, English law.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

RP Funders and Commitments

RP Funder	Commitment (€)
Bank of America, National Association	40,000,000
Lloyds TSB Commercial Finance Limited	20,000,000

Total	60,000,000

SCHEDULE 2

Form of Company Advice

To:	Bank of America N.A.

Date:

Receivables Purchase Facility Agreement dated 31 January 2006

Company Advice No.:

We hereby Notify you of the following Receivables as shown in our sales ledger as at [            ]:

(EUR 000’s)

exchange rate 1 Gbp = [ ] Eur	[Date]

Accounts Receivable	Total	France	Italy	All others
Gross Accounts Receivable

Ineligible Receivable

Over 60 Days (from due dates)
Aged Credits
Contras
Foreign 31-60 Past Due
Foreign Countries (discontinued doing business with)
Cross Aging
Other

Total Ineligible Receivables
Eligible Pool Balance
Initial Consideration Percentage	85%	85%	85%	85%

Product of Eligible Pool Balance & Initial Consideration Percentage

A/R Reserves

Rebate Accrual Account [1]

Other A/R Reserves

A/R Reserves

Receivables Funding Base

Gross Receivable Balance	[Date]
Total Gross Receivables as of [ ]
Less : Collections
Less : Credits and Adjustments
Add : Debits
Add : New Sales (invoices)
Fx result on opening balance (OB[ ]-CB [ ]) = [ ]
Current total of all Gross Receivables as of [ ]

[1]	While the Total Rebate Accrual Account is accurate, the jurisdictional amounts are based on a pro rata calculation of Gross Accounts Receivable. No representations, as per the Common Terms Deed are being made for the allocation of the jurisdictional values.

[We wish to receive the [Maximum Initial Consideration][an Initial Consideration of €            ] having a Settlement Period of [    ] months] 1]

I hereby certify that this is a Company Advice as provided pursuant to clause 7.4.1(b) of the common terms deed dated 31 January 2006 and made between, among others, Millennium Inorganic Chemicals Limited, Banc of America Securities LLC as Arranger and Bank of America N.A. as Receivables Purchaser and Agent (the “Common Terms Deed”). [I further confirm that each of the representations and warranties in clauses 5.1 (MIC-UK representations and warranties), 5.2 (Receivables) and 5.3 (MIC Belgium representations and warranties) are true and correct in all material respects on the date of this Company Advice as if repeated at such date by reference to the circumstances existing on such date (save for representations expressly stated to be made at a particular date which shall be repeated by reference to the date so stated).2]

For and on behalf of Millennium Inorganic Chemicals Limited

Director

Dated:

[1]	Delete/complete as appropriate
[2]	Only include if draw clause above (footnote 2)

SCHEDULE 3

Form of Transfer Certificate

To:	Bank of America, National Association

Business Credit, Portfolio Management

5 Canada Square

London, E14 5AQ

as Agent for the Beneficiaries

TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, supplemented, novated or replaced, the “Agreement”) dated 31 January 2006 and made between (1) MILLENNIUM INORGANIC CHEMICALS LIMITED , (2) BANC OF AMERICA SECURITIES LLC (as Arranger), (3) BANK OF AMERICA NATIONAL ASSOCIATION as Agent of the RP Funders, (4) BANK OF AMERICA NATIONAL ASSOCIATION (as Receivables Purchaser) and (5) CERTAIN BANKS AND FINANCIAL INSTITUTIONS (as Original RP Funders). Terms defined in the Agreement have the same meanings in this Transfer Certificate.

1.	[Transferor] (the “RP Funder”) hereby confirms the accuracy of the summary of its participation in the Agreement set out in the Schedule below and requests [Transferee] (the “Transferee”) to accept and procure the transfer to the Transferee of such part of such participation specified in the Schedule by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Agreement.

2.	The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of clause 20.5 (Transfer Certificate) of the Agreement so as to take effect in accordance with the terms thereof on the business day following the date of receipt by it of this Transfer Certificate or (if later) on [specify date of transfer] subject only to the provisions of the Agreement.

3.	The Transferee confirms that it has received from the RP Funder a copy of the Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the RP Funder to check or enquire on its behalf into the adequacy, accuracy or completeness of any such documents or information or the reasonableness of any representation, warranty, statement, projection or assumption contained therein or into the legality, validity, effectiveness, enforceability or admissibility in evidence of any such documents or information and further agrees that it has not relied and will not hereafter rely on the RP Funder to assess or keep under review on its behalf the business/operations, financial condition, prospects, creditworthiness, status or affairs of the Company.

4.	The Transferee hereby undertakes with the RP Funder and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

5.	The RP Funder makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any document delivered pursuant thereto and assumes no responsibility for the financial condition of the Company or any other party to the Finance Documents or for the performance and observance by the Company or any other such party of any of its obligations under any of the Finance Documents or any document delivered pursuant thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6.	The RP Funder gives notice that nothing in this Transfer Certificate or in any of the Finance Documents (or any document delivered pursuant thereto) shall oblige the RP Funder:

6.1	to accept a re-transfer from the Transferee of the whole or any part of its rights and obligations under the Agreement transferred pursuant to this Transfer Certificate; or

6.2	to support any losses directly or indirectly sustained or incurred by the Transferee by reason of the failure by the Company, the Receivables Purchaser or any other party to the Finance Documents (or any document delivered pursuant thereto) to perform or comply with its obligations under any of the Finance Documents or any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in 6.1 and 6.2 above.

7.	The Transferee confirms that its Facility Office and address for notices for the purposes of the Agreement are as set out in the Schedule.

8.	The Transferee undertakes to pay to the Agent for its own account a transfer fee of €3,500 as provided in clause 20.8.2 (Fees) of the Agreement.

9.	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

Schedule to Transfer Certificate

RP Commitment	Portion Transferred

RP Funder’s Participating Proportion in Capital	Portion Transferred

[Lender]	[Transferee]

By:	By:

Date:	Date:

Administrative Details of Transferee

Facility Office:

Contact Name:
Account for payments:
Telephone:
Fax:

SCHEDULE 4

Form of Power of Attorney

THIS POWER OF ATTORNEY dated [                    ] 2006 is made by:

MILLENNIUM INORGANIC CHEMICALS LIMITED a company incorporated in England and Wales with registered number 00162303 whose registered office is at Stallingborough, Grimsby, North East Lincolnshire DN40 2PR (the “Company”)

IN FAVOUR OF

BANK OF AMERICA N.A. as Receivables Purchaser

As security for the performance of the Company’s obligations to the Receivables Purchaser, the Company irrevocably appoints the Receivables Purchaser and the Receivables Purchaser’s directors and officers at any time, jointly and each of them severally to act as the Company’s attorney (each, an “Attorney”) to do all or any of the following after the occurrence of an Event of Default which is continuing:

(a)	complete and perfect the Receivables Purchaser’s title to or deal with any Receivable and the Ancillary Rights;

(b)	obtain payment of, and give valid discharges for, any Receivable;

(c)	secure performance of any of the Company’s obligations to the Receivables Purchaser or to any Account Debtor;

(d)	sign documents and execute and deliver deeds in connection with the collection of and protection of rights under the Receivables;

(e)	endorse and/or negotiate all Remittances;

(f)	conduct, defend or compromise any legal proceedings and settle any indebtedness in connection with the Receivables; and

(g)	do all such other things as the Attorney may consider necessary in protecting rights of the Receivables.

This power shall continue both during and after the termination of the Receivables Purchase Agreement and during any winding up, administration, receivership, insolvency or other incapacity of the Company until all sums due to the Receivables Purchaser under the Receivables Purchase Agreement have been unconditionally paid in full.

The Company ratifies and confirms and agrees to ratify and confirm every act lawfully done and document executed by any Attorney pursuant to this Power of Attorney.

Words and expressions defined in the Common Terms Deed dated on or about the date of this Power of Attorney and made between, among others, the Company, Banc of America Securities LLC as Arranger, Bank of America N.A. as Receivables Purchaser, Bank of America N.A as Agent and the banks and financial institutions named in it as Original Lenders and Original RP Funders shall have the same meaning when used in this Power of Attorney.

This Power of Attorney, which is intended to tale effect as a deed, shall be governed by English law.

IN WITNESS the Company has caused this Power of Attorney to be executed and delivered the day and year first before written.

EXECUTED AS A DEED by	)
MILLENNIUM INORGANIC	)	Director
CHEMICALS LIMITED and signed by	)
two directors or a director and the company	)
secretary pursuant to a resolution of the	)	Director/Company Secretary
board:	)

SCHEDULE 5

Form of Facility Adjustment Notice

From:	Millennium Inorganic Chemicals Limited

To:	Bank of America, National Association

Business Credit, Portfolio Management

5 Canada Square

London, E14 5AQ

as Agent for and on behalf of the Receivables Purchaser and the RP Funders

Dear Sirs,

Facility Adjustment Notice

1.	We refer to the receivables purchase agreement (as from time to time amended, varied, supplemented, novated or replaced, the “Receivables Purchase Agreement”) dated 31 January 2006 and made between, among others, ourselves, yourselves as the Agent and Receivables Purchaser and the RP Funders therein referred to. Terms defined in the Receivables Purchase Agreement have the same meanings in this Facility Adjustment Notice.

2.	We hereby give you notice that, pursuant to clause 5.7 (Facility Adjustment Notices) of the Receivables Purchase Agreement we wish to refund Initial Consideration previously paid to the Company in the amount of €[ ] on [ ] upon the terms and conditions set out in the Receivables Purchase Agreement]. OR [We hereby give you notice that, pursuant to clause 5.7 (Facility Adjustment Notices) of the Receivables Purchase Agreement we wish to request a further payment of Initial Consideration in the amount of €[ ] on [ ] upon the terms and conditions set out in the Receivables Purchase Agreement.]

3.	We confirm that each condition set out in clause 5.8 (Facility Adjustment Notices) of the Receivables Purchase Agreement is satisfied on the date of this Facility Adjustment Notice.

4.	We further confirm that each of the representations and warranties in clauses 5.1 (MIC-UK representations and warranties), 5.2 (Receivables) and 5.3 (MIC Belgium representations and warranties) of the Common Terms Deed are true and correct in all material respects on the date of this Facility Adjustment Notice as if repeated at such date by reference to the circumstances existing on such date (save for representations expressly stated to be made at a particular date which shall be repeated by reference to the date so stated).

Yours faithfully

[Director]
for and on behalf of
Millennium Inorganic Chemicals Limited

THE COMPANY

SIGNED for and on behalf of	)
MILLENNIUM INORGANIC	)
CHEMICALS LIMITED	)
by a Director:	)	/s/ Steve Box
Steve Box

THE ARRANGER

SIGNED by for and on behalf of BANC OF AMERICA SECURITIES, LLC	) ) )	/s/ Thomas M. Brown Authorised Signatory

THE AGENT

SIGNED by	)
for and on behalf of BANK OF AMERICA, NATIONAL ASSOCIATION, LONDON BRANCH	) ) ) )	/s/ Justin Van Ast Authorised Signatory

THE RECEIVABLES PURCHASER

SIGNED by	)
for and on behalf of BANK OF AMERICA, NATIONAL ASSOCIATION, LONDON BRANCH	) ) ) )	/s/ Justin Van Ast Authorised Signatory

SIGNED by	)
for and on behalf of BANK OF AMERICA, NATIONAL ASSOCIATION, MILAN BRANCH	) ) ) )	/s/ Enrico Riboldi Authorised Signatory

SIGNED by	)
for and on behalf of BANK OF AMERICA, NATIONAL ASSOCIATION, PARIS BRANCH	) ) ) )	/s/ Jean-Pierre Marechal Authorised Signatory